EXHIBIT 10.14

RETIREMENT AGREEMENT

This Retirement Agreement ("Agreement") is entered into between GORDON M. BETHUNE ("Executive") and Continental Airlines, Inc. ("Continental" or the "Company"), and is effective on and as of the Effective Date (as defined below), subject to paragraph 21 of this Agreement.

WHEREAS, Executive desires to retire; and

WHEREAS, the Company has determined that it is in the best interests of the Company that Executive retire; and

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of July 25, 2000, as amended by letter agreements dated September 26, 2001, April 9, 2002, March 12, 2004, and April 14, 2004, respectively, and as further amended by that certain Compensation Cap Agreement dated as of May 19, 2003 ("Compensation Cap Agreement") between the Company and Executive (as so amended, the "Employment Agreement"); and

WHEREAS, Executive is desirous of receiving additional consideration upon his retirement beyond that provided for in his Employment Agreement, and the Company is desirous of obtaining the retirement of Executive and the releases and other agreements of Executive contained in this Agreement; and

WHEREAS, the Human Resources Committee of the Board of Directors of the Company has authorized the Company to execute, deliver and perform its obligations under this Agreement;

NOW, THEREFORE, IT IS AGREED between Executive and Continental as follows:

    Voluntary Separation of Employment and Retirement. The terms of this Agreement are in addition to the terms contained in the Employment Agreement and the Compensation Cap Agreement, and nothing herein shall affect any of Executive's or Continental's rights or obligations under the Employment Agreement or the Compensation Cap Agreement, except as expressly set forth herein. Capitalized terms used herein without definition are defined in the Employment Agreement and are used herein with the same definitions as in the Employment Agreement. Each of Executive and Continental agree that Executive's separation from employment with Continental is voluntary and shall be treated as a resignation, as of the Effective Date, by Executive pursuant to paragraph 2.3(vii) under the Employment Agreement, and as a retirement under Executive's outstanding stock option, restricted stock and Officer Retention and Incentive Award Program ("Retention Program") awards, under Executive's supplemental executive retirement plan contained in his Employment Agreement ("SERP"), and under the Continental Retirement Plan ("CARP"), in each case with the date of such retirement being the Effective Date. Accordingly, pursuant to the Employment Agreement, (i) Executive shall, subject to the terms of the Employment Agreement, be provided Flight Benefits, as modified herein, for the remainder of Executive's lifetime, (ii) Executive and his eligible dependents shall be provided Continuation Coverage (as such term is defined in the Employment Agreement) for the remainder of Executive's lifetime, (iii) Company shall perform its obligations with respect to the automobile used by Executive as provided in subparagraph 3.7(i) of the Employment Agreement, and (iv) Company shall pay Executive on the Effective Date a lump sum, cash payment in an amount equal to the Existing Severance. Executive's resignation shall function as a resignation, effective as of the Effective Date, from his position as a member of the board of directors of Continental Airlines, Inc. and its affiliates (including without limitation Air Micronesia, Inc. and Continental Micronesia, Inc.), and from the board of directors of ExpressJet Holdings, Inc.

    Use of Unused Travel Benefit. Upon Executive's death, in lieu of the useage of Executive's Flight Benefits after his death by his surviving spouse and children specified in the Employment Agreement, the following provision shall apply:

    "Upon Executive's death, his surviving spouse and children will be permitted, in the aggregate, to continue to use (in the proportions specified in Executive's last will and testament or, if not so specified or if Executive dies intestate, in equal proportions) Executive's Flight Benefits on the CO system (out of any amounts unused by Executive at the date of his death) for up to a total amount of the unused balance of Executive's Annual Travel Limit at the date of his death (which unused balance, and the unused balance of Executive's Annual Gross Up Limit, shall be fixed at the date of Executive's death and shall not be adjusted except as provided below in this paragraph) in value of flights (in any fare class) on the CO system, valued identically to the valuation of flights for purposes of Flight Benefits as described in Executive's employment agreement, which unused balance of Executive's Annual Travel Limit (and unused Annual Gross Up Limit) at the date of his death shall adjust automatically upon any change in the valuation methodology, from and after the date of Executive's death, for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by the Company as of the date of Executive's death), so as to preserve the benefit of such unused balance of Executive's Annual Travel Limit (and unused Annual Gross Up Limit) relative to the valuations resulting from the valuation methodology used by the Company as of the date of Executive's death (e.g., if a change in the valuation methodology results, on average, in such flights being valued 10% higher than the valuation that would result using the valuation methodology used by the Company as of the date of Executive's death, then the then-unused Annual Travel Limit (and then-unused Annual Gross Up Limit) would be increased by 10%). Upon their request, the Company will promptly notify each of Executive's surviving spouse and children in writing of the amount of the unused balance of Executive's Annual Travel Limit (and the unused balance of Executive's Annual Gross Up Limit) at the date of his death and of any subsequent adjustment thereto. All restrictions, duties and obligations of Executive, and all rights of the Company, relating to Executive's usage of his Flight Benefits contained in this Agreement shall be applicable to usage of Executive's Flight Benefits by Executive's surviving spouse and children, and the provision of such Flight Benefits to Executive's surviving spouse and children shall be conditioned upon written acknowledgement of and agreement thereto by Executive's surviving spouse and children. In connection therewith, after the death of Executive, each of Executive's surviving spouse and children will be issued a UATP card (or Similar Card), subject to the limitations of usage thereof described herein."

    2004 Annual Bonus and NLTIP/RSU Awards. Continental shall pay Executive the amount of his annual bonus for 2004 under the Company's Annual Executive Bonus Program ("Annual Executive Bonus Program"), less applicable taxes, pro-rated based on a fraction, the numerator of which is the number of days during the period beginning on April 1, 2004 and ending on the Effective Date, and the denominator of which is the number of days during the period beginning on April 1, 2004 and ending on December 30, 2004, payable only if and when bonuses are paid to other participants under the Annual Executive Bonus Program. Provided that the Effective Date is no earlier than November 15, 2004, Continental shall (i) pay Executive the Payment Amount (as defined in the Long Term Incentive and RSU Program ("NLTIP/RSU" Program")) of his NLTIP Award, less applicable taxes, pro-rated based on a fraction, the numerator of which is the number of days during the period beginning on April 1, 2004 and ending on the Effective Date, and the denominator of which is the number of days during the Performance Period of the NLTIP Award, payable only if and when the NLTIP Awards with respect to such Performance Period are paid to other participants under the NLTIP/RSU Program, and (ii) pay Executive the Payment Amount of his RSU Awards, less applicable taxes, payable only if and when the RSU Awards with respect to the applicable Performance Periods for such RSU Awards are paid to other participants under the NLTIP/RSU Program.

    SERP. Continental agrees that, in lieu of using the Aa Corporate Bond Rate for the purposes described in Paragraph 3.5 (vii) of Executive's Employment Agreement, the Company shall instead use a fixed rate of 4.93%, which is the applicable Continental Retirement Plan (CARP) lump sum discount rate for the period 7/01/04 to 12/31/04. Executive hereby elects, pursuant to paragraph 3.5(iii) of the Employment Agreement, to take a Lump-Sum Payment (as such term is defined in the SERP) under his SERP payable to Executive on the first day of the month following the Effective Date, and the Company hereby waives the 10% reduction in the amount of such payment otherwise provided for in the SERP. Company and Executive agree that, for purposes of calculating the amount of Executive's SERP payable to him, the number of credited years of service for Executive shall be 30 years, irrespective of the date Executive selects to be the Effective Date, and Executive's final average compensation shall be deemed to be $2,398,488, which represents the mathematical equivalent of adjusting, on an annual basis, the monthly annuity payments that would be made under Executive's SERP (but for his election of a Lump-Sum Payment) by a cost of living adjustment of 2.71% annually and reflecting the likelihood of Executive receiving each year's payments calculated using the assumptions used to determine lump sum payments under the CARP.

    Services and Other Items. Continental will provide Executive the services and other items described in clauses (2), (3) and (4) of paragraph 4.7(iv) of the Employment Agreement, for the time periods described therein. Continental agrees that it shall not require Executive to pay premium costs for the Continuation Coverage (as that term is defined in the Employment Agreement).

    Parking at Airports. Continental shall provide at no expense to Executive a parking place at one additional airport served by Continental and designated by Executive, for as long as Continental provides him a parking space at IAH.

    Payments of Excess Salary Reduction under Compensation Cap Agreement. As provided by and subject to the provisions of the Compensation Cap Agreement, Continental will pay Executive (in any event no later than April 1, 2005) the amount, if any, by which the Company reduced Executive's annual Salary in excess of that necessary to have permitted the Company to comply with its Limitation Agreement (as such terms are defined in the Compensation Cap Agreement).

    Options. Executive agrees that all his outstanding option grants, restricted stock grants, NLTIP Awards, RSUs awards and PARs awards under the Retention Program are listed on Exhibit A hereto. As provided in the applicable option grant documents, all options will vest effective on the Effective Date and Executive will have until the close of business (5:00 p.m., Houston time) one year after the Effective Date (or, if earlier, the expiration of the relevant option period) to exercise his options. At the close of business (5:00 p.m., Houston time) on the date that is one year after the Effective Date (or, if earlier, on the expiration of the relevant option period), all of Executive's options will expire whether or not exercised.

    Restricted Stock. As provided in the applicable grant documents with respect to Executive's restricted stock, all shares of Executive's restricted stock will vest on the Effective Date.

    PARs, NLTIP Awards and RSU Awards. As provided in the applicable award documents and the terms of the Retention Program, Executive's nonvested PARs under the Retention Program will vest on the Effective Date. Payment, if any, under Executive's outstanding NLTIP Award and his RSU Awards shall be made in accordance with Section 3 hereof.

    LTIP. No amounts will be payable to Executive with respect to his outstanding awards under the Company's Long Term Incentive Performance Award Program.

    Separation Benefits. The Company and Executive both acknowledge and agree that neither would be entitled to certain of the benefits provided for in this Agreement upon Executive's voluntary termination of employment with the Company on the Effective Date in the absence of this Agreement.

    Mutual Releases. In consideration of the additional benefits provided herein, Executive hereby releases Continental and each of its subsidiaries and affiliates and their respective stockholders, officers, directors, employees, representatives, agents and attorneys (collectively, "Releasees") from any and all claims or liabilities, known or unknown, of any kind, including, without limitation, any and all claims and liabilities relating to Executive's employment by, or services rendered to or for, Continental or any of its subsidiaries or affiliates, or relating to the cessation of such employment or under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Texas Commission on Human Rights Act, and any other statutory, tort, contract or common law cause of action, other than claims or liabilities arising from a breach (i) by Continental of this Agreement, the Employment Agreement or the Compensation Cap Agreement (other than claims arising directly out of Executive's cessation of employment), or (ii) of its obligations under the CARP, under Executive's outstanding grants of stock options or restricted stock, or under awards under the Retention Program, the Annual Executive Bonus Program or the NLTIP/RSU Program. Continental hereby releases Executive from any and all claims or liabilities, known or unknown, of any kind in any way relating to or pertaining to Executive's employment by, or services rendered to or for, Continental or any of its subsidiaries or affiliates, other than fraud or intentional malfeasance harmful to Continental or any Releasee or claims arising from a breach by Executive of this Agreement, the Employment Agreement or the Compensation Cap Agreement or Executive's obligations under the CARP, under Executive's outstanding grants of stock options or restricted stock, or under awards under the Retention Program, the Annual Executive Bonus Program or the NLTIP/RSU Program. These releases are to be broadly construed in favor of the released persons. The releases in this paragraph do not apply to any rights or claims that may arise after the date of execution of this Agreement by Executive. Both parties agree that this Agreement is not and shall not be construed as an admission of any wrongdoing or liability on the part of either party.

    Surviving Obligations. Notwithstanding the foregoing, the obligations created by this Agreement, the Employment Agreement, the Compensation Cap Agreement, the CARP and Executive's outstanding option grants, grants of restricted stock and awards under the Retention Program, the Annual Executive Bonus Program and the NLTIP/RSU Program are not released. Executive further agrees that the amounts and covenants contained herein are of greater value than anything to which Executive is already entitled, and Executive will not file or permit to be filed on his behalf any claim or lawsuit relating to his employment or its termination, other than to enforce the provisions of this Agreement, the Employment Agreement, the Compensation Cap Agreement, the CARP, the option grants, grants of restricted stock or the awards to Executive under the Retention Program, the Annual Executive Bonus Program or the NLTIP/RSU Program. Executive understands and agrees that, except for any vested benefits he may have pursuant to the Employee Retirement Income Security Act of 1974, he will not be entitled to any other compensation beyond that which Continental has agreed to provide herein, in the Employment Agreement or the Compensation Cap Agreement or pursuant to the option grants, grants of restricted stock or the awards to Executive under the Retention Program, the Annual Executive Bonus Program or the NLTIP/RSU Program.

    Effective Date. Executive has twenty-one (21) days to review and consider this Agreement. Subject to paragraph 21 below, this Agreement will become enforceable and irrevocable seven days after the date on which Executive signs it, and shall be effective as of the close of business (5:00 p.m., Houston time) on any date at least 30 days after such seven day period that is designated by Executive, but in no event shall such date so designated by Executive be after December 30, 2004 (the date so designated by Executive in accordance with the provisions of this Section 15 being referred to herein as the "Effective Date"). Executive shall designate the Effective Date by delivering to the Secretary of the Company (at 1600 Smith, Dept. HQSLG, Houston, Texas 77002) a written notice specifying the Effective Date, which notice must be delivered at least 30 days in advance of the Effective Date specified in such notice. During the seven-day period after Executive signs this Agreement, Executive may revoke this Agreement in writing addressed to the undersigned. If Executive exercises his right to revoke, this Agreement shall be null and void and Executive will forfeit his right to receive amounts or other benefits that would otherwise be paid or provided to him hereunder.

    Legal Representation. Executive represents and agrees that he has been advised to and had the opportunity to thoroughly discuss all aspects of this Agreement with his private attorney, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is knowingly and voluntarily entering into this Agreement.

    Specific Performance. The parties acknowledge that, in the event of a breach of this Agreement, damages would not provide an adequate remedy and that the non-breaching party may seek specific performance of any provision contained herein. If any party to this Agreement brings legal action to enforce the terms of this Agreement, the party which prevails in such legal action, in addition to the remedy or relief obtained in such action, shall be entitled to recover its or his expenses incurred in connection with such legal action, including without limitation, costs of court and attorneys' fees.

    Tax Withholding. The Company may withhold all applicable taxes from payments to be made hereunder.

    Confidential and Proprietary Information. Executive agrees to hold in confidence and not disclose to any person or otherwise misuse Confidential or Proprietary Information of Continental or its subsidiaries or affiliates. "Confidential or Proprietary Information" means information relating to Continental, its subsidiaries or affiliates (such as business plans, trade secrets, or financial information of strategic importance to Continental or its subsidiaries or affiliates) that is not generally known in the airline industry, that was learned, discovered, developed, conceived, originated or prepared during Executive's employment with Continental and the disclosure of which would materially harm the business prospects, financial status or reputation of Continental or its subsidiaries or affiliates at the time of any disclosure by Executive.

    Entire Agreement. The terms and conditions of this Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede any and all prior agreements and understandings, written or oral, between the parties with respect thereto. This Agreement shall be governed by the laws of the State of Texas. The parties intend that the provisions of this Agreement (and the provisions of Executive's Employment Agreement) benefiting Executive's estate or his surviving spouse and children shall be enforceable by them.

    Effect of Certain Terminations of Employment. This Agreement shall be effective as of the Effective Date; provided, however, that if Executive's employment by the Company is terminated by the Company prior to the Effective Date pursuant to paragraphs 2.2(iii) or 2.2(iv) of his Employment Agreement, then this Agreement, automatically and without further action by either party, shall be null and void and of no force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement, to be effective on the Effective Date, subject to paragraph 21 hereof.

Date of execution by Executive: EXECUTIVE

April 14, 2004 _/s/ Gordon M. Bethune ___

Gordon M. Bethune

CONTINENTAL AIRLINES, INC.

By:_/s/ Michael H. Campbell____

Michael H. Campbell

Senior Vice President

Human Resources & Labor Relations